Exhibit 99.3

Avenzo Therapeutics and Rallybio Corporation

Merger Agreement + Concomitant Private Placement Announcement

Webcast Call Transcript

Date: June 1, 2026

Time: 8:30 AM ET

CORPORATE PARTICIPANTS

Dr. Stephen Uden, M.D., Co-Founder and Chief Executive Officer, Rallybio Corporation

Dr. Athena Countouriotis, M.D., Chair, President and Chief Executive Officer, Avenzo Therapeutics, Inc.

PRESENTATION

Dr. Stephen Uden, Co-Founder and Chief Executive Officer, Rallybio Corporation

“Thank you and good morning. Before we begin, I’d like to remind you that this discussion will contain forward-looking statements based upon the current expectations of Rallybio and Avenzo, which include, but are not limited to, statements regarding the expected timing, completion, effects and intended outcomes for the proposed transactions, and our future expectations, plans and prospects for the combined company, including clinical development matters, use of proceeds, expected cash runway and expected milestones. Such statements represent management’s judgment and intention as of today and involve assumptions, risks and uncertainties.

Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements. We also caution you against placing undue reliance on any forward-looking statements.

Further, as indicated on these slides, Rallybio intends to file a registration statement and accompanying proxy statement and prospectus with the Securities and Exchange Commission relating to the proposed transactions. Please be advised to read, when available, these and other relevant documents filed with the SEC. Please refer to the accompanying slides for more details on these forward-looking statements.

I will now turn the conference over to Dr. Athena Countouriotis, Chair, President and Chief Executive Officer of Avenzo Therapeutics.”

Dr. Athena Countouriotis, M.D., Chair, President and Chief Executive Officer, Avenzo Therapeutics, Inc.

“Thank you Stephen, and good morning everyone. I want to thank the team at Rallybio for all the work they have done to get to today, and for their belief in our team and our mission. At Avenzo, our mission is to improve the lives of people living with cancer, by delivering next-generation therapies that improve upon today’s standard of care.

With this announcement, we are excited to share the Avenzo story more broadly, and to outline our plans to advance what we believe is a differentiated pipeline of small molecules and antibody drug-conjugates that are progressing across four Phase 1 clinical trials in various solid tumor indications.

Avenzo Therapeutics was founded in the fall of 2022 by myself and Dr. Mohammad Hirmand, our Chief Medical Officer, after the acquisition of Turning Point Therapeutics by Bristol Myers Squibb. Between Mohammad and myself, we have been fortunate to develop multiple small molecules and antibody-drug conjugates, or ADCs, within oncology, which are now marketed. Our Avenzo team is approximately 60 team members, with deep expertise in oncology drug development, and whom I have had the pleasure of working with for many years across different companies.

Our strategy at Avenzo parallels that of Turning Point, with respect to how we’ve assembled a clinical-stage oncology pipeline of potentially differentiated programs that address areas of significant unmet need, with Avenzo having exclusive rights outside of Greater China. Today, that pipeline consists of four programs spanning small molecules and ADCs, all of which are now being advanced in Phase 1 studies in the U.S.

Our approach in building the pipeline was to identify potentially differentiated programs with strong biologic rationale and significant commercial potential, where we could utilize our expertise in drug development to rapidly advance each program to treat patients with unmet needs. We’re excited about the pipeline we’ve assembled and believe we are well positioned to advance these programs across multiple clinical milestones as a result of this transaction.

Our pipeline includes two highly selective cyclin-dependent kinase, or CDK, inhibitors: AVZO-021, our selective CDK2 inhibitor and AVZO-023, our selective CDK4 inhibitor, as well as two bispecific ADCs: AVZO-1418, our bispecific ADC targeting EGFR and HER3, and AVZO-103, our bispecific ADC targeting Nectin4 and TROP2. All four of our programs are being evaluated in ongoing Phase 1 studies conducted by our team in the United States, while our partners are in parallel advancing their respective drug candidates within Greater China, either as part of our study, or in their own China-based study. We are truly excited about the potential of each of our agents as monotherapy and/or in combinations, such as the combination of AVZO-021 and AVZO-023 with endocrine therapy in hormone receptor-positive, HER2-negative breast cancer.

Later today at the American Society of Clinical Oncology conference in Chicago, we are presenting updated data from the ongoing Phase 1 study of AVZO-021 in HR-positive, HER2-negative breast cancer. We have treated 64 patients in total across monotherapy and in combination with fulvestrant, and continue to believe these data support a differentiated profile given our CDK2 inhibitor’s tolerability and clinical activity, including the emerging progression free survival data of 5.3 months in patients with HR-positive, HER2-negative metastatic breast cancer with a median of 4 prior therapies in the metastatic setting treated with AVZO-021 monotherapy.

In addition, we recently treated the first patient with the triplet combination of AVZO-021, with our selective CDK4 inhibitor, AVZO-023, and fulvestrant in the Phase 1 portion of the ORION-1 study. Beyond the triplet, the ORION-1 study is also evaluating the doublet combination of AVZO-023 and endocrine therapy in patients with previously treated HR+/HER2- metastatic breast cancer.

We are encouraged by the initial profile of our selective CDK4 inhibitor, including its tolerability, specifically its lack of diarrhea which is often difficult for patients, and emerging clinical activity and look forward to sharing updated data from the ORION-1 study later this year.

As for our two bispecific ADC programs, AVZO-1418 is our most advanced ADC, targeting both EGFR and HER3. We have already dosed over 30 patients since initiating the Phase 1 portion of the AVENTINE-1 study in mid-2025. We are encouraged by the initial clinical data, where clinical activity was observed across multiple tumor types, with a potentially differentiated tolerability profile especially in terms of hematologic adverse events. Last in our pipeline is our fourth clinical stage program, AVZO-103, a bispecific ADC targeting both Nectin4 and TROP2. This is in the early stages of the ongoing Phase 1 portion of the BEACON-1 study, and we look forward to sharing clinical data from both of our ADC programs later this year.

With the additional $215 million expected to be raised as part of this transaction, in addition to the current cash on our balance sheet, we expect to have sufficient runway into late 2028 to advance our clinical-stage programs through multiple clinical milestones, including updated Phase 1 data across the pipeline, initial clinical data for the combination of AVZO-023 and AVZO-021 with fulvestrant, and the initiation of multiple Phase 2 studies. We look forward to sharing more about our later stage development plans with you over time.

I want to conclude my remarks by thanking all of the Avenzo team members, especially my co-founder Dr. Mohammad Hirmand, and our Chief Financial and Chief Business Officer Scott Lipman, for your tireless efforts to get to today. I know we all work incredibly hard for our team and the patients we serve. I also want to thank our Series A and Series B investors who have supported us over the past four years, and to our new investors – we look forward to working with you following the close of this transaction. I truly look forward to Avenzo being a public company, and to many more calls with all of you. Thank you again for your support.

I will now hand the call back to the operator. Operator you can now conclude the call.”